Exhibit 5.1

[LETTERHEAD OF BAKER & HOSTETLER LLP]

December 1, 2009

LightPath Technologies, Inc.

2603 Challenger Tech Court, 100

Orlando, Florida 32826

Gentlemen:

We have acted as counsel for LightPath Technologies, Inc. a Delaware corporation (the “Company”), in connection with the registration of 26,455 shares of Class A Common Stock of the Company, par value $0.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 filed by the Company under the Securities Act of 1933, as amended (the “Registration Statement”), and the proposed sale of Shares by the selling stockholder named therein (the “Selling Stockholder”), in accordance with the Registration Statement.

Based upon an examination and review of such corporate documents and records, certificates and other documents as we have deemed necessary, relevant, or appropriate, we are of the opinion that those Shares previously issued were validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus, which constitutes a part of the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP
BAKER & HOSTETLER LLP